Exhibit 99.1

Georgia Gulf Acquisition of
Royal Group Technologies

Investor Conference Call

June 9, 2006

Forward-Looking Statements

This presentation contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to:

•                  Difficulties in integrating Royal Group’s business;

•                  Uncertainties as to timing and/or approval of the transaction by Royal Group’s stockholders;

•                  Uncertainties regarding timing of receipt of regulatory approvals;

•                  Uncertainties relating to Royal Group’s business and liabilities;

•                  Uncertainties following completion of the acquisition regarding operating efficiencies and competitive conditions;

•                  Changes in the general economy;

•                  Changes in demand for our products or increases in overall industry capacity that could affect production volumes and/or pricing;

•                  Changes and/or cyclicality in the industries to which our products are sold;

•                  Availability and pricing of raw materials;

•                  Technological changes affecting production;

•                  Difficulty in plant operations and product transportation;

•                  Governmental and environmental regulations;

•                  Other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf, including our annual report on Form 10-K for the year ended December 31, 2005, and our subsequent reports on Form 10-Q.

Non-GAAP Financial Measures

Our investors and we commonly use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a measure of our ability to service our indebtedness. EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by operations as a measure of liquidity. In addition, our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. We believe that the closest GAAP measure of financial performance to EBITDA is net cash provided by operating activities, which is a measure of liquidity. A reconciliateion of EBITDA to net cash provided by operating activities has been provided on our Web site at ggc.com under Investor Relations.

We are unable to provide a reconciliation of 2006 and 2007 EBITDA for Royal Group Technologies Ltd. to the nearest directly comparable GAAP financial measure, cash flows from operations, as we are unable to quantify the impact of announced divestitures, the timing of closing the acquisition, the timing of business improvements resulting from the combination of Georgia Gulf and Royal and the timing of other potential non-recurring charges.

Georgia Gulf Corp.	GGC	Acquisition of Royal Group Technologies Limited by Georgia Gulf Corporation Call	Jun. 9, 2006
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Good morning ladies and gentlemen. Thank you for standing by. Welcome to the Georgia Gulf Conference Call. During the presentation all participants will be in a listen-only mode. After the speakers’ remarks, you will be invited to participate in a question-and-answer session. [Operator Instructions]. As a reminder ladies and gentlemen this conference is being recorded today, June 9th, 2006.

I would now like to introduce today’s speakers, Ed Schmitt, Chairman, President, and CEO, and Jim Matthews, VP of Finance and CFO and Angie Tickle, Manager, Investor Relations. Ms. Tickle, you may begin your conference.

Angie Tickle, Manager, Investor Relations

Thank you, Heather. Good morning, everyone. Thank you for joining our conference call. Before we begin let me remind you that today’s conference call has an accompanying slide presentation that can be found on our website at ggc.com under Investor Relations section. We will be using the slides to aid in our discussion. Also before we get started I would like to refer you to the information regarding forward-looking statements and non-GAAP financial measures located on pages 2 and 3 of our presentation.

I will caution you that we will be making a number of forward-looking statements during our discussion. As you know, in any business, projections and assumptions about future events are subject to risks, and actual results may differ from our current outlook. A list of factors which could affect future results is included in our 2005 Form 10-K, and any forward-looking statements should be considered in light of those factors. Also we may refer to certain non-GAAP financial measures. A reconciliation of each of those measures to the most directly comparable GAAP measure has been provided on our website at ggc.com under the Investor Relations section. Now I would like to introduce today’s speaker which we are listed on page 4 of the presentation. First Ed Schmitt Chairman, President and CEO of Georgia Gulf and Jim Matthews, Vice President Finance and CFO of Georgia Gulf. Ed?

Ed Schmitt, Chairman, President and Chief Executive Officer, Georgia Gulf

Thank you, Angie. Good morning everyone. We would like to welcome you all to our conference call announcing our intentions to acquire Royal Group technologies for $13 Canadian per share. Before we begin let me provide you with the outline of what we will talked about today. First I will quickly provide you a brief overview of Georgia Gulf and Royal Group for those of you on the line, who are less for me with the companies. Next I will discuss the transaction we announced this morning and the rational and opportunities behind it. Following my comments I will turn it over to Jim, he will discuss the details of the transaction and I will close by commenting on some final steps and then we will open the line up for question and answers.

You should have a received a — an outline with some slides and I will refer to these slides for those who did — did receive them. So, let’s move to slide #6 which shows the Georgia overview of revenue and EBITDA for 2005. 2.3 billion in revenue and 224 of EBITDA. If you look at the slide first of all Georgia Gulf was founded in 1984. We are headquartered in Atlantic Georgia. We publicly trade on the New York Stock Exchange under the symbol GGC. Georgia Gulf and its subsidiaries engaged in a manufacture and marketing of chemical products in North America.

Our sales were in the United States, Canada, Mexico, Europe and Asia. The company’s product lines include aromatics and chlorovinyls. We are an integrated producer of commodity chemicals and polymers that consists primarily of these 2 business segments. And as you can see, we are primarily a chlorovinyls company, as 70% of our revenues and 100% of our EBITDA in 2005 came from this segment.

I’ll talk about our aromatic business just for a minute. Those products are all chemical related they are cumene, phenol and acetone. This business obviously will become less critical to Georgia Gulf’s future. Therefore, I think it’s fair to say that we are not aware to this business the degree that we once were.

On the other hand the chlorovinyls business is the exciting part of the businesses where the investments have occurred over the past years. This business is a business that’s — that produces chemicals such as chlorine, caustic soda, vinyl chloride monomer, polyvinyl chloride resins and compounds.

Now all of our products go into industry such as the construction, renovation, engineering plastics, chemical intermediates, pharmaceuticals and consumer products. In addition to these end-use applications the chlorovinyls products are the basic materials used by Royal to manufacture their products, which go into the building and construction markets.

If you flip-over to the — the next slide #7, you will see how this chlorovinyls, all these products and chemicals sit together. This is the classical way we found this business. We essentially start with natural gas and salt. We dissolve the salt and water, run electric current through it, make caustic and chlorine. We sell all of our caustic soda. Then chlorine is transferred to make vinyl chloride monomer, which is the precursor to making the poly vinyl chloride, which we would refer to as vinyl resins. You know this we have the capacities of these chemicals in the low pipe. Somehow the vinyl resin around 20% is transferred into our vinyl compounds business. The remainder 80% is sold. We buy that half of our chlorine and we make that half of chlorine and we also have some very favorable economics on ethylene, even though we do purchase 100%.

Now, let’s switch over and look at the Royal Group. The Royal group has Canadian $1.7 billion of annual sales in 2005. The Royal Group was founded in 1970. It’s headquartered in Toronto, Ontario. It publicly traded for the first time in 1995 on the, 1994 excuse me, on the Toronto Exchange as under the symbol, RYG. Then in 1996, it was listed on the New York Stock Exchange under the same symbol. Over the past 30 years, the Royal has become the leading manufacturer of polymer-based building products in North America. Their sales are primarily in North America with additional operations in China, and several joint ventures around the world. The company produces a broad line of hot quality low manganese building and home improvement products and has strong market positions within these various segments. Their core product lines include custom profiles, which are used mainly in windows and doors, exterior plating, which is mainly vinyl siding, pipe and pipe fittings and outdoor storage products, decking fencing and railing, the equity cellular prim products and window covers.

Royal has the #1 market position in North America for the rigid and cellular vinyl windows and door profile market. About 28% market share which is doubled its closest competitor. They are a leader in the US cellular molding. Now cellular is not like cell phones. The cellular is a term given to sound PVC which forms a very unique product that acts very much like wood in the construction process. That have a #1 position in the Canadian vinyl siding and accessories market and they are one of the top 4 in North America plastic fence in rail market. They have also received several industry awards for innovation including modular PVC outdoor storage buildings, soft touch PVC window coverings and the cellular composite PVC decking and also the cellular window systems and components. The Royal also owns £400 million PVC resin production facility in Sarnia, Ontario and they manufacture a series of chemical additives including lubricants, stabilizers and modifiers at their plant North of Toronto. As of 12/31/05, Royal employed around 7800 people. Okay, so let’s go to slide 9 and we will talk about our strategy and how we — how this all came to be.

If you go back to the — to when Georgia Gulf was formed through an LBO of the chemical division of Georgia Pacific and then you look in 1991 where we effectively paid all our debt down and refinanced the company. And then you look at the period from around 1995 to 1998, where we bought around 12 million shares on the market for around $360 million. In the meantime growing the business modestly at about GDP growth, keeping our capital expenditures very low, all of those activities were pretty much geared at returning cash and equity to the shareholders.

In 1998, with the plants being much older than when they were first — when the company was first started, the management team in place, which includes me, began to believe that the shareholder would be better served by a long term growth strategy. By the way, I am referring to slide 10 if you want to if you want to focus on that — on that. So the first acquisition we made was downstream. It was North American Plastics, turned out to be a very — financial results of that business has turned out to be very good. It allows Georgia Gulf to increase it’s offerings of compound from the only one rigid which we were in originally and we added flexible compounds. And about a 1.5 later, we acquired CONDEA Vista, which was a significant producer at the time vinyl chloride monomer and vinyl resins, again another downstream acquisition. Today we have the opportunity to complete the integration from essentially the salt of the earth to the fabricated products we sell these basic chemicals go into with Royal Technologies Group.

I will draw your attention to Slide 11 and say what was the rationale for this. Well first of all, Royal is going to be a platform for growth in vinyl products markets going forward. Georgia Gulf has superior integrated raw materials and compounds technology and we have the supply. Royal has the leading market position in a number of downstream products as I previously mentioned. And we believe that combining Georgia Gulf’s operational management excellence with Royal Groups building products technology has the potential to create the leading integrated vinyl building products company in North America Bar None [ph]. With respect to the Georgia Gulf shareholder investment, scale is essentially doubled for the company and the platform for present and future earnings growth has been created. The shareholder value will increase as we unlock and deliver the potential of this new combination.

And let’s turn to slide #12, and we’ll talk a little bit about some immediate improvements. If you look at where we’re in 2007, EBITDA improvements — we are willing to take to the bank today, $64 million. And they will come primarily from the 5 areas that I have outlined below. To leverage raw materials purchases. What we are talking about there is if you — if you know that Georgia Gulf consumes about £700 million of resin, remember that was the 20% that we don’t sell. The Royal Group consumes about that much resin. Now they make some of it roughly 4 to 5, 400 or so million pounds and they consume £200 million to £300 million of vinyl-chloride monomer, I am sorry 400 million tons of monomer that they make their PVC from then they buy the reminder of their resin. All of that resin has to be compounded before we turn into those great products they make. So, they effect, so Georgia Gulf now with Royal attached basically has doubled their requirements for these additives which by the way tend to be very expensive at times. While we are not betting this — all the synergies on beating up our suppliers there are certainly some money to be saved by the volumes that we will now assume in North America we will probably be the largest single consumer of these additives to make vital compounds and Royal’s products. In addition to that we have as I mentioned formulation technology and resin technology that matched with the quality requirements of Royal’s building products. We will make a — we will enhance the — the quality aspects of all of these products. So, we — we believe that there is some benefit in the — in the commercial side with product offerings that we have because when you match it with Royal’s innovation I think you got a great match there. Also the — there are some savings in the formulations themselves due to the —

our ability to make these formulas we can also optimize the requirements of the ingredients that go into the formulas. We have that technology and we know how to do it. So, we will save on the amount of these additives that we have to buy.

We are going to continue to rationalization that is currently occurring within Royal. The Royal Group currently has what they refer to as a management improvement plan which is much an overall effort to improve all aspects of the company. There are some things that are being done right and there are some things that we frankly disagree with and in this particular case there is some rationalization that need to occur and when you take into account there is additional resin plants and compound plants which Georgia Gulf owns that will further benefit this program.

Along those same lines there are logistic savings because a number of Royal’s plants are located much closer to Georgia Gulf facilities and rather than shipping a lot of this material out of Canada from one spot we will have options to move basic materials to the plants that manufacture these building products.

Also, there will be some further consolidation of some production facilities, but important point to make here is that now the combination of Georgia Gulf and Royal give us, both management teams, more options on coming up with the most efficient way to deliver these building products to our customers.

In addition to that, there are some divestitures of real estate in some of these businesses that is currently occurring within the management improvement plan that Royal has executed. We think that there is a — there is up to $200 million or in excess of $200 million in 2007 of cash that could be generated from these divestitures, which would go to paying down the debt.

Now, there is a cost to this $64 million and we are estimating that to be a one-time charge of around $25 million or so.

With that, I’ll turn it over to Jim, and he will discuss some of the financing aspects of the deal.

James T. Matthews, Chief Financial Officer, Vice President-Finance, and Treasurer

Thank you, Ed. If we flip-over to page 14, we show a summary of the transaction value. As Ed said we are offering $13 Canadian per share. With approximately 95 million shares outstanding, this would be a total of about US$1.1 billion of — of US dollars. As of March 31st, Royal had $491 million Canadian of debt outstanding. Part of this debt is denominated in Canadian dollars and part of this debt is denominated in US dollars.

We estimate this translates in total debt to US$433 million. So, adding the value of the equity and the debt, total enterprise value is between US$1.5 and US$1.6 billion. As Ed just mentioned their plans to divest more business within real estate, the proceeds from those divestitures along with cash from operations could reduce their debt slightly between now and the transaction closing date.

On page 15, we list several major points. First of all, we have got committed financing for the transaction already in place. Second of all, we plan to use only debt to finance the transaction. In another words, we are not going to use any equity. And finally, the debt will be a combination of senior secured debt along with senior unsecured debt and senior subordinated debt.

Before turning it back over to Ed, let me make one point that we don’t have listed on the chart. We are all very excited about this transaction for many reasons. But one of those reasons is that we expect this transaction to be accretive to earnings per share in 2007. Excluding one-time charges, we expect that earnings per share accretion as a percentage will be in the mid to high single digits. With that, I will turn it back over to Ed.

Edward A. Schmitt Chairman of the Board, President and Chief Executive Officer

Okay, thanks Jim. So, finally we would like to point out on page 16, some of our next steps in the process. But while we plan to — to obviously complete financing plan and then we will close the transaction following approvals from Royal’s shareholders as well as the receipt of regulatory approvals. They include the Hart-Scott-Rodino review for the US as well as Canada has the similar regulation and in addition Canada has something that they call Investment Canada where we need to prove that the transaction that’s taking place is effectively good for Canada. I think we announced that the transaction — we are shooting for kind of a Septemberish [ph] type closing, if there is anything we can do between the two companies and the regulators to improve that time we will certainly be attempting to do that. So, now, Heather we will open on up for questions.

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]. Your first question comes from the line of Mike Judd with Greenwich Consultants.

<Q — Michael Judd>: Hi, good morning.

<A>: Hi Mike.

<Q — Michael Judd>: Question about sort of the timing of this acquisition and given that the housing market appears to be slowing down a bit, I guess up and hearing that in particular the vinyl siding, part of the business is certainly little weaker. Could you comment on how some of the various business segments that your new acquisition and what’s going on in some of the emphasis segment, whether its windows, or profiles or whatever?  I appreciate that, thank you.

<A>: Okay, Mike. Well, yes the housing market has slowed down a bit, but there’s still a number of new house are being build. But more importantly, you need to consider the houses have already exists. But all if you look at the product offerings, they are all in sustainable markets. There is plus market penetration going on with PVC as we speak into wood replacement. There is renovation going on. In addition to the new construction, we believe that the housing market revolves with what it does today is a long-term very sustainable place to be and we target markets. And that target markets, the target markets offered attractive opportunities. And frankly in the end, it’s a natural hedge for Georgia Gulf’s chemical business. We are not trying to necessary power our  sales to the housing market. In stead as we tried to guide you in the past, it’s a building and construction market we are talking about. And you have to examine like you say remodeling as well as it essentially comprises is roughly 55% of Royal’s products. Also we feel that the EBITDA growth is going to be driven by improvements in the business so we are depending totally on the expense of the housing market alone.

<Q — Michael Judd>: And just secondly what do you expect the — the combination of interest to be on — the various trenches of debt?

<A — James Matthews>: Hi Mike its Jim. We haven’t finalized our total financing packet but I would — for planning purposes say assume that about half of the debt — the incremental debt is going to be bank secured debt and that would be probably given the current conditions maybe LIBOR plus 150 to 200 basis points and LIBOR I believe is just over 5 maybe 5.2 or 5.3. On the other debt from the rest of it — the other half is the high yield and those markets right down should average between senior unsecured and subordinated I would say an average of 8%.

<Q — Michael Judd>: Thank you.

Operator:  Your next question comes from the line of David Silver with JP Morgan.

<Q — David Silver>: Yeah hi.

<A>: Hi Dave.

<Q — David Silver>: Good morning. Ed I —I kind of have maybe a broader perspective question from you. I mean over the years that I followed Georgia Gulf I considered yourself and the entire management to be an exceptionally careful steward of capital and when I look at kind of how Georgia Gulf is stacked up here and how Royal Group is. I guess just broadly you are paying more for Royal Group I guess then your company is currently valued at. You guys have ₤3 billion of resin and BCM [ph] capacity. Royal Group has ₤400 million I believe. I think you are similar in terms of compounding your down stream capacity. I guess — I was just wondering if you could talk about where the additional value you see in Royal Group, I am guessing you will see their compounding business has inherently more valuable than maybe what you have, but over the years, I mean, you just had not made acquisitions of this scale, the smaller ones you had made been very good and I guess, I am just I am trying to see you — how you conceptualize where that additional value is?  Thank you.

<A — Edward Schmitt>: Okay, well, initially the integration of the, I guess, the material chemicals, material side will be some fertile ground to capture some improvements, but all you have to do is pull out Royal’s last annual report. And go back to the glory days of Royal when they made north of 300, 350, 360 million EBITDA, 4 years in a row. Their sales grow at about a 150 million or so less then they are today, and then you try to characterize the cost that have increased around $450 million from those days till today. And you say, well, how much of that is due to escalation of materials and how much is due to something else. Back in 2000, Royal made north of $300 million EBITDA, in fact, the number was 378 million. And at that time resin was at a peak price because that was right after we bought CONDEA Vista, if you recall that. Georgia Gulf made $1 share 2 folds in a row and then we — we started bookings [ph] as I recall. Today resin is at a peak. Raw — raw materials such as ethylene and chlorine are about where they are today as they were back then. Well I don’t think Royal at that time consumes £700 million, we’ll just say they did and the differential to-date probably is on the order of about $0.08 a pound. If you take those numbers in North Plymouth, you came over $56 million. And you say what about additives. That’s another raw material. Okay well let’s double the number. So now we are at a 120. So if I set track to 120 from 450 or 440 I get what, 320 or 330?  What’s the explanation for that?  I think the explanation has to do with how the business is being run in terms of efficiencies and productivity and so on. Where has Georgia Gulf been the strongest and where have you counted us all the time you have known us. Leading in manufacturing, so I will see our operating philosophy been very nicely to recover that EBITDA out of those costs. And that’s how in a macro sense we are going to bring this industry back to where 1 plus 1 is going to equal more than 2.

<Q — David Silver>: If I could just — and that’s great — and if I could just clarify maybe your key point, so in your — in your slide presentation you cited maybe was it 64 million of EBITDA improvements but if I followed you correctly your ballparking something like 150 million is that — is that or to 200 even, I mean is that what we should glean from — from your answer there?

<A>: I would, first of all, let me say, we have — we have done our due diligence on the business and I like to say they have a management improvement plan, many other things in the plan we agree with, there are some things I think we would be more emphatic on trying to — hope to the bottom-line. I’m willing to tell you today that we are — we have identified initially $64 million. I wouldn’t argue with you if you suggest — if you are suggesting that that might be conservative what I’m not willing to at this time state a hard number for immediate improvement, and be disappointing down the road.

<A>: Dave, let me turn in little bit. Part of your confusion might be because you are using reported numbers. And you have to understand that Royal has gone through a tremendous period here between the turnaround effort that the guys are going through now and the lawsuits, and the restructuring, and you are selling the company. They have incurred an incredible number of one-time charges. And we of course unlike the general public have had a chance to review those numbers, and to take through them a great link. Their management team and employees has been very, very gracious about letting us go through all their records and talking about their plans. And we have had a chance to make a thorough assessment of that. So, while there might be one or two small exceptions in terms of normalizing adjustments that we took exceptions and by and large their write-on. And I don’t think they have announced numbers publicly and I have to respect that they are a public company, but yeah we are looking at a run rate that’s of right now, somewhere if you assume second, third quarter kind of time period, U.S. dollars run about 160 million EBITDA normalized.

<Q — David Silver>: Okay. Just, if I could just ask in another area, you have announced you are adding a PVC resin facility you are going to be building. So I was wondering if those plants are affected by this transaction. And secondly you talked longer term about the desire to become more back integrated, maybe chlor-alkali or ethylene. How do those could go smash with today’s announcement?

<A>: Okay, well first of all, at the $100 million that we permitted to our PVC business was a modernization for building a new kind of equipment inflakement [ph] whose the return on that investment is justified while the reduction in the cost it takes to make PVC from that try. Yes, if we run the old with the new, we increase our capacities to ₤3.1 billion. The plant that Royal has is strong is relatively old plant, that’s currently operating. And we will have to get in there and figure out the best way to utilize our existing capacity along with their capacity. That move now shall be an overnight deal, but I think that we feel get on top of that very quickly. Secondly you asked about back to integration. We are trying to transform this company. Being serviced in the chemical industry, where frankly, I’ve been — I’ve been in this business for 30 plus years. And, I’ve watched the chemical industry take — take the slack between the oil companies and the consumer for a long time. Right now, the chemical industry is eating all the energy in these products that are made and consumed by the consumers, so that that price continues to be pretty competitive to the global market. Georgia Gulf has made its investments in chemicals. And, we are going to move into an area where we can capture some of that value by going downstream in the building products. With respect to the chlorine hold that we probably prefer to, there is still exists the opportunity to maybe own or at least get some form of producer economic for another little piece, chlorine supplier mean time, because building products is what our focus is. We don’t want to be in a situation where we’re having to deal with a caustic market that becomes long, because we have to cut back on our chlorine requirement. So being totally integrated into a 100% of our chlorine requirement going forward, it’s probably not something that we will do now, and really was not intending to do fast.

<Q — David Silver>: I appreciate it, thanks a lot Ed.

Operator:  Your next question comes from the line of Robert Reitzes with Bear Stearns.

<Q — Robert Reitzes>: Yeah hi, thanks for taking the call. I want to follow-up on Mr. Silver’s question. I’m, I got a bunch of numbers that go back about 8 years Ed, and on Royal. And again, I can’t breakout what’s what, and I apologize for it. But I, the 160 EBITDA averaging, that wouldn’t be much higher than they it was last 3 years. According to the numbers I am seeing, I mean they must have had even enormous and I read in the 10-K that they have, there is some legal problem with the government in Canada. So, could you flush them out and just — I mean charge is that much, I mean I just can’t, I guess and then figure on the back of the envelop is going to cost you $120 million to — to finance this thing and the way it looks is that last year alone, they and even — they had nowhere near the, they are like $100 million of EBITDA and I don’t know what the charges were but it just looks like it is very difficult the numbers?

<A>: Well, last year, I think yeah — I’m looking at what they call their operating margin?

<Q — Robert Reitzes>: Right.

<A>: And if you look at how their — they are subtracting out D&A, which should run around 20 million there?

<Q — Robert Reitzes>: Yeah, 137. But go ahead.

<A>: Basically, the way — the way they are keeping their books are — they have all their SG&A and COGS in their cost of sales in operating as so effective that operating margin is their EBITDA.

<Q — Robert Reitzes>: Okay good. Again its — it’s a very — just a way the numbers I see on the fact that I am using is a little confusing. But even some of their revenue line looks like its declining. Is that due to cyclicality [ph] of that — that can’t be regardless of anything of else that the first quarter looks like the revenue line was 290 which is down from a year ago. Is there any reason for that?

<A>: I thought revenues were up around — over from — from north of 300, 350…

<Q — Robert Reitzes>: Okay.

<A>: Like that.

<Q — Robert Reitzes>: Okay. This is US dollars. Okay.

<A>: Okay. Yeah okay US, we’re going to, if we get mixed up, you asked something — Canadian company, U.S. and the Canadian conversion. You know…

<Q — Robert Reitzes>: No, I just remember, you guys, it looks like they were down 10% or about the same, the revenue line was like, it was about 10%.

<A — James T. Matthews>: Well, keep in mind they have some divestitures.

<Q — Robert Reitzes>: Okay.

<A — James T. Matthews>: In some business already.

<A — Edward Schmitt>: There is also some rationalization, as part of their management improvement plan, they are rationalizing unprofitable customers. So, bear that in mind, it’s — the bottom line is more important than the top line. Much frankly, there has been some distraction, again, they have been doing a lot; they have been defending themselves against lawsuits, they have been restructuring their company since for sales…

<Q — Robert Reitzes>: Right.

<A — Edward Schmitt>: [indiscernible] of the wall and that’s understandable.

<Q — Robert Reitzes>: Can you just, I guess, let me also one easy question in terms of train [ph], because I think it’s going to be hard for me to pick you the numbers, is business improving there or staying the same in your business and their business that are — how would you just categorize business right now. Because we are hearing I think the PVC prices are little softer and weakness and how — I just like to hear your comments on their business and your business as kind of general statement.

<A — James T. Matthews>: Okay, we had a good first quarter and Royal in fact having a pretty descent quarter, for the second quarter. Their business is — their, certain parts of their business is doing very well and there is other parts that they are having a little problem with. I will agree with you that from the period of early 2000 to now, there has been significant growth in a number of the markets that Royal is in that they have not captured.

<Q — Robert Reitzes>: Okay.

<A — James T. Matthews>: Certainly that is an area where we intend to — we recapture their market share. I think that one of the things that’s going to physically change in the process that are to happen, again, going back to something that I am sure because it’s chemistry related and lot of financing people don’t connect with that, but this formulation and the cost — often the cost of the materials that are required to make these products should capture some margin for the new…

<Q — Robert Reitzes>: Okay, I think I have taken enough time. Thanks for your help.

<A — Edward Schmitt>: All right.

Operator:  Your next question comes from the line of Frank Mitsch with BB&T.

<Q — Frank Mitsch>: All right, good morning folks.

<A>: Frank.

<A>: Hi Frank.

<Q — Frank Mitsch>: Just wondering — I just want to clarify some of the numbers that you guys were just drawing around, so normalized EBITDA in Royal is about 160 million, is that correct?

<A — James T. Matthews>: Well, let me go back, the lawyers in the room are trying to get me from — might be not to give forward-looking statements. So, let’s go back and let’s talk about 2005 and I think, it was Robert the previous question answered, was tying into 73.3 as the operating margin, which would be the same as their EBITDA. So, based upon that, as well as my previous comment Frank, you can conclude it has a tremendous number of normalizing adjustments here. Some of which have been spelled out in Royal’s annual report and some of which haven’t, but just to give you a ballpark of the order magnitude we are talking about here in terms of all of the write-downs, for all the assets that they were planning to put up for sale and all the one-time charges that related to distending of a lawsuit, but more importantly some very big numbers relating to consulting cost. Those numbers come up to around $120 million and so, you can’t — if you rely on the public information alone without the numbers that we’ve had access to, then you would be grossly understating their potential.

<Q — Frank Mitsch>: All right. So, you’re saying that the unusual were roughly a 120 million. They reported 73, as they are really looking at a 190 million as the clean number for ‘05?

<A>: That would be Canadian, the number I mentioned earlier was US.

<Q — Frank Mitsch>: All right, so, roughly US 160. The D&A was did you just mentioned that D&A was about a 100 plus?

<A>: No, I don’t think anybody sized the number for — for that. It’s roughly 90, I think. Okay, in terms of historical.

<A>: 2005 was 119 Canadian.

<Q — Frank Mitsch>: All right, it’s a call, — all right, it’s a call at 100 million roughly D&A. Bob just talked and I agree with roughly a 110 million, 120 million in interest cost from this transaction. I’m trying to — to understand why 2007, what — what sort of assumptions you are using that that ‘07 could be accretive by this transaction. Obviously, you have got 60 somewhat million in synergies, but that doesn’t look like it’s — it’s going to be enough?

<A>: Bear with us.

<A>: Yeah, I’m — I’m not sure, I want to go through all the detail in the accretion. Let me just look at the detail and think how I want to approach that for a second Frank. Why don’t we circle back that in a couple of second that — I’ve had a chance to review this schedule that we have got in front of me.

<Q — Frank Mitsch>: I’m sorry.

<A>: I said that I rely with you that we will circle back.

<Q — Frank Mitsch>: Absolutely, that’s fantastic. Have you received expressions or ventures in your aromatics business?

<A>: We are, no.

<Q — Frank Mitsch>: Okay. But that is something that as you’ve said you are not aware to so, someone, if someone were interested it would make sense that Georgia Gulf is going to focus on the core vinyl business obviously with this transaction, aromatics is not as important as it is, as it has been in the past. So, so you we can look for another — perhaps it is release at some point there. Lastly is there breakup fee for this transaction?

<A>: Yeah.

<Q — Frank Mitsch>: If the deal doesn’t go through you owe Royal some money?

<A>: Yes various provisions, the breakup fees are very small relative to other transactions.

<Q — Frank Mitsch>: Okay, all right terrific. Thank you.

Operator:  Your next question comes from the line of David Troyer with Credit Suisse.

<Q — David Troyer>: Hi couple of questions regarding the 718 existing bonds, is your intention believe those are in place or do you have the capability given the kind of pro forma capital structure to you are in place today?

<A>: It appears that we’ll be in fact and enable — we will in fact be able leave those in place.

<Q — David Troyer>: Okay and then on the Royal Group MTNs, I am just not as familiar with this, is there change of control provision in this?

<A>: I am not aware there some make hold provisions or make hold announcement we’ve baked into this and I am not aware of this specific answer to question.

<Q — David Troyer>: Do you think you will be able to leave those outstanding?

<A>: The assumption is we will not be able to.

<Q — David Troyer>: Okay and then finally have — have you alerted the rating agencies or have you spending time with the rating agencies about the — about the transaction and did they have initial comments.

<A>: There should be press releases from the rating agency coming out, yes and I have spoken with all 3 of the rating agencies then I would expect them to put us on credit watch with a negative outlook possibly, until they get further detail. We are trying to meet with them shortly to discuss more detail.

<Q — David Troyer>: Okay thank you.

Operator:  Your next question comes from the line of John Helms [ph] with Org Capital Market.

<Q>: You guys just answered my questions. I appreciate it. Thank you.

<A>: Thank you.

Operator:  Your next question comes from the line of Thomas DiBella with Turner Investment.

<Q — Thomas DiBella>: Hi, I have 2 questions. First the — are you going to hedge any of the currency difference there or…?

<A — Edward Schmitt>: Yes, that’s most of you are probably aware the Canadian dollar has been strengthening pretty significantly relative to the U.S. dollar over the last year or so. And the outlook of most of our forecast is for continued strengthening, so I think we would be realistic [ph] if we didn’t and in fact we are well along the way of doing that now. The last week with the fed announcements and some of the news on commodity pricing has actually strengthened the dollar just a little bit versus the Canadian dollar, so we are trying to take advantage of that. So yes, we planned to do that.

<Q — Thomas DiBella>: Okay, it seems me to that looking at the questions you are getting and everything. obviously it seem like the move is not question so much as the price in what you paid and what you are going to get out of that, obviously you stock is down here. But, $64 million, that’s only 4% of the purchase price that you are going to save in the first year and I would think with all of the nice things you have been saying about, how much there is to save that the first year you grab the low hanging fruit, and the low hanging fruit is like 4% of the price and then what happens in the second year and the third year. I would think that you would have to have a lot bigger number on that second year to make this, to make this work. Any comment on that?

<A — Edward Schmitt>: Only that — there are some — in 2007 there are 6. There are some continuing one-time charges that will be eliminated roughly shortly, until Georgia Gulf becomes a full the owner of that. That will only be influenced throughout the current management team.

<Q — Thomas DiBella>: So it would be unusual to think that the second year pick up in EBITDA could be 2 times the 2007 number or 3 times the 2007 number?

<A — Edward Schmitt>: Certainly possible. I mean focus back — what was this company able to do 3 or 4 years ago.

<Q — Thomas DiBella>: Right.

<A — Edward Schmitt>: The markets they are in are just good today as they were then. There are — you compare the growth in these markets to the chemical markets, I mean it’s totally different.

<Q — Thomas DiBella>: Right. I think that everyone do not disagreeing that you had a pretty good record and this is probably not a bad deal in terms of what you are doing, but I think the question is the price. I mean, you — I know the stock was heading down, so this is not a great analysis that stick is up 40%, you offered a price 35, 40% more than the closing price the day before. You know you could have saved your $64 million the first year, by just offering them $0.70 less and the stock would be only about 34%, I think you could get the people to sell their stock and were up 34%, so that’s kind of the question here, is the price you are saying, so going forward it seem tome that you have to communicate to the Street what you are doing with the numbers and that will be in a little bit more precise manner, I realized in the first day and you probably you don’t have all the numbers yourself, but it seems to me that going forward, you are going to lay out why this is such a good deal, because on the first plans its the stretch in terms of the numbers.

<A — Edward Schmitt>: Okay, we may be able to do that, but we are a very marbled. You are talking about 2 public companies here. And we don’t for ourselves in a position of talking for the Royal Group, currently still running their company. Down the road, hopefully, surely, we can work out something where we can a little more explicit and help the investor understand what we see. Jim, do you want to add anything.

<A — James T. Matthews>: Yeah, I think I try them. We have had the advantage of lot of due diligence had the advantage of building this kind of cash flow model, I realized that metric is like EBITDA multiples and premium to current prices are — are more common easy way to look at things. If you think about their stock price, it was drifting down for about the week before the announcement was made on varying volume that’s probably not…

<Q — Thomas DiBella>: Okay.

<A>: Meaningful it’s perhaps looking back over a 12-week average

<Q — Thomas DiBella>: Right.

<A>: Or even a 52-week average, and if you look at…

<Q — Thomas DiBella>: Okay.

<A>: The 12-week average that would be 30% premium. You do have to pay controlled premiums of prior company you know…

<Q — Thomas DiBella>: Sure.

<A>: Then for a 52-week average which might be the more meaningful because their stock has openly traded a lot of them. The owners have brought — have held for a long time but that would only be 14% premium. So our view is that we didn’t get a bargain basement price, but we didn’t pay for this company. The price we got was a fair price and has a very meaningful upside for the Georgia Gulf shareholders.

<Q — Thomas DiBella>: Right, well I — I would agree that $8 is kind of an high price to you, but it’s the most recent price and it’s that people look at first.

<A>: You are right. I think $9 to $10 price is probably a fair price to get in terms of — in terms of the price you pay for.

<A>: Well we agree on something.

<Q — Thomas DiBella>: Okay.

<A>: Any other questions?

Operator:  Your next question comes from the line of Andrew White with Ameritas.

<Q — Andrew White>: Yes. My question was similar to the question on the MTM, but Royal Group has a fairly significant amount of private placement debt with the covenants in that debt because you have to repay those also?

<A>: We are assuming that we are going to have to refinance all of the room debt for our current planning purposes, and we have assumed some make hold our tender premiums for that.

<Q — Andrew White>: Okay, thank you very much.

Operator:  Your next question comes from the line of Gregg Goodnight with UBS.

<Q — Gregg Goodnight>: Hi, yes. Little clarification on your platform monetization it sounded to be the way you answered that question is that you were reconsidering the expansion of — of the PVC capacity. Is that correct?

<A>: No.

<Q — Gregg Goodnight>: Okay. So you’ll pick up approximately £400 million of additional PVC capacity now from Sarnia?

<A>: Yeah, that’s correct.

<Q — Gregg Goodnight>: Where were your sourced that VCM from?

<A>: Well contracts.

<Q — Gregg Goodnight>: Okay.

<A>: They are currently purchasing VCM from other people.

<Q — Gregg Goodnight>: And, and you — you couldn’t sale those contracts and internally source VCM could you?

<A>: We are not — I don’t want to get into that because I mean there was contracts are in place and obviously there are competitive to Georgia Gulf. So, we will have to just deal with that going forward.

<Q — Gregg Goodnight>: Okay. The second question, the Sarnia plant did you do an environmental assessment on the plant, and how would be typify the — the risks and what — what guarantees if any do you have?

<A>: Well we have no guarantee because I mean we are going to own it. And that’s in the leave, leave live build it with. But we have assessed it and relative to the environment risk that you maybe thinking about Sarnia are fine.

<Q — Gregg Goodnight>: Okay. No worries there?

<A>: No.

<Q — Gregg Goodnight>: Okay. I guess the bulk of my other questions that have been asked. It does seem like a pretty fair premium to pay for this. Here it’s about a $350 million premium and you can justify that with what you believe the inherent efficiencies car [ph] segments are there?

<A>: That’s the plan.

<Q — Gregg Goodnight>: Okay, okay thank you.

Operator:  Your next question comes from the line of Daniel Gotvald with UBS O’Connor.

<Q — Daniel Gotvald>: Hi good afternoon, good morning. The question on the cash proceeds, the 209 in cash proceeds, you said it will be a combination of real estate and some business divestitures. Jim, if you could give a mix on how much of that is real estate, how much is divestitures, and also any color on what businesses you might sell?

<A — James Matthews>: Okay, hold on that. We will break out the schedule for you.

<Q — Daniel Gotvald>: And then the second question on the businesses that you are selling, how much in EBITDA will you be selling, how much in EBITDA you will be losing in the sales?

<A — James Matthews>: Okay, let me answer you first question in terms of the mix for divestiture businesses versus divestiture real estate, its roughly 50-50.

<Q — Daniel Gotvald>: Okay, thanks.

<A — James Matthews>: And the — there are number of businesses, I will let Ed comment on the EBITDA. But there are businesses that had negative EBITDA and those were the first priority for whether it’s the existing Royal management team or Georgia Gulf team.

<A — Edward Schmitt>: Yeah, I don’t have to say this, and I don’t think, I think the current Royal management, also recognizes, a business has, say multiple product sample. Not all of those products are unprofitable. There could be a, why you might just sort of selling a business, there could be products that would be salvaged out of that business, that may end up in another business. So to say, that there will be 8 business sold at this particular time, I mean went after it, prepared to call that sharp, but in all, no I am saying not all, the majority of the Royal product offerings, that are good products in all of them. And like I say, they are some crowned jewels certainly the moldings and win the profile segment is a crowned jewel of the company.

<Q — Daniel Gotvald>: But do you guys are making assumption, it sounds like that you have 100 million in cash proceeds from divestitures. I’m just wondering how much in EBITDA net, I mean, I understand some might be losing money, some are making money, but what is the net EBITDA that you’ll be selling and also what sort of assumption are you making on in a multiple sales or multiple of the EBITDA to get to that 100 million estimate?

<A>: If you think back the numbers, we mentioned already, those are net of any divested businesses. The numbers we are giving you are for a ongoing businesses, the 160 and the 64, to get you to 224 are net of any divestitures.

<Q — Daniel Gotvald>: No. I was talking about cash proceeds?

<A>: Can you say your question again then please?

<Q — Daniel Gotvald>: You have on the slide, you had 200 million in expected cash proceeds from a combination of real estate sales and business divestitures.

<A>: Fine.

<Q — Daniel Gotvald>: You earlier said that, it was 50:50 roughly between real estate and business divestitures which implies that business is to be about 100 million cash proceeds. So, my question was on making assumptions that half of it is, half of the cash coming indoors from business divestitures, what is the implied EBITDA are you selling there and what sort of implied revenue multiples and EBITDA multiples, are you making on this sales?

<A>: Sure. Yeah, I don’t want to get into the detail on the EBITDA for those businesses. Some of those businesses will be sold to joint venture partners. Some will be sold as for asset value rather than for EBITDA value. I think it’s just better not to get into the EBITDA numbers for that that could affect our negotiating or actually Royal’s negotiating stance in terms of making those divestitures.

<Q — Daniel Gotvald>: Okay, thank you.

Operator:  Your next question comes from the line of Russell Jones with RBC.

<Q — Russell Jones>: Yeah, hi. Can you just confirm what’s going to happen to the Royal Group now that the Royal Group Company now and will Royal Group Technology acts as a guarantor for any new debts or existing debts as part of this transaction?

<A — Edward Schmitt>: The debt will be at the Georgia. I mean that will be at the Georgia Gulf level.

<Q — Russell Jones>: Thanks. Do you anticipate that being guaranteed by Royal Group?

<A — Edward Schmitt>: The picture [ph] that will be backed by all the assets in Georgia Gulf Corporation which will include the assets of Royal Group.

<Q — Russell Jones>: Okay, thank you.

Operator:  Your next question comes from the line of Wynn Wing [ph] with Millenium Partners.

<Q>: Hello.

<A>: Hello.

<A>: Yes.

<Q>: Hi. Thanks for taking my call. How does you get comfortable with the regulatory investigation status?  It looks like they got whole bunch both in the U.S. and kind of that?

<A — Edward Schmitt>: Well, we certainly have experts review, these lawsuits and so on and investigations and — and given our — given that their best guess as to the outcome of those investigations, we put a number of dollars as far as potential liability as a, I don’t call it a value, but a cost of those investigations.

<A — James T. Matthews>: There are actually outfits out there that specialize in this and I was surprised that their ability to — they are pretty sophisticated. So, they can get a better handle on these numbers than you might imagine. So, we feel pretty comfortable about that.

<Q>: So, you baked in the potential liability in your — in your price.

<A>: Yes.

<Q>: Okay.

<A>: That is correct, exactly.

<Q>: And then if something were to happen between now and close, do you, do you have an ability to get out of this transaction?

<A>: In terms of, I can’t — I can’t imagine that situation occurring. As the standard classes in terms of material adverse conditions and so forth and other than that I don’t want to get into any detail.

<Q>: Okay, all right. Thank you.

Operator:  Your next question comes from the line [indiscernible] with Goldman Sachs.

<Q>: Hi, good morning. Two questions, first Ed, can you talk about what level of, what’s size customer Royal might be today of Georgia Gulf from your output?

<A — Edward Schmitt>: For today, we are based in our supplier to them. We launch there, but we are not today.

<Q>: And so, I’m just curious from a logistics standpoint, if you are not, they’re already. Do you think there will be swaps with those, who are spying on today or you actually ship your product from your plants into their facilities?

<A — Edward Schmitt>: Well that’s certainly one of the things that we are going to have some interesting discussions with maybe as early as next week.

<Q>: Okay. Then you mentioned you’re pride to become the biggest buyers some of these high-priced additives, you mentioned you have taken a peak at some of their internal stocking. Can you give me some sense of what variation there might be between purchased prices that your company as might be paying and so how much were overhanging, and just comparing pricing, you might get low hanging up savings?

<A — Edward Schmitt>: I don’t want to plant any seeds in — in the future negotiations that we are going to have with —with folks who supply these. But we do know that — that we have certain formulations that have been casted [ph] in Royal that are less expensive than their current prices for these and addition to that we will not say additives, it would probably blow your mind to realize how many different chemicals we are talking about. It’s not like 1, 2, or 3, there is a whole assortment and array of these different additives or waxes or lubricants and so on stabilizers and even different — a mixtures of those ingredients all having different prices, so to give you one number that kind of fits — fits all it’s impossible to do. It’s going to be, we will have to deal with each one of them individually but it’s fair to say that a nice chunk of the low hanging fruit is in this area.

<Q>: And given the customized nature of those of their wide multitude of products, how quickly can you make a change of these products that required long-term contracts because there is not a big buyer base for them or these things that you’re paying on a monthly basis as soon as the deals closing quickly make adjustments?

<A>: I would say that the majority of these are not long-term contracts they are short terms, so I think the change can be pretty rapid.

<Q>: Great, thank you.

Operator:  Your next question comes from the line of Seth Harvey with UBS.

<Q — Seth Harvey>: Good afternoon.

<A>: Seth.

<Q — Seth Harvey>: How is it going?  These are the few questions, let’s trying to clarify what you’re seeing on this synergies. You have the 64 millions target, is that — or is that an upside to that when are you kind of plan to hit that in the first year?

<A>: 64 is the number for 2007, there is upside, but we are not going to give any details 64 is the number that we are going with for that. Let me clarify at this point, Frank Mitsch was kind enough to give us time, and I wanted to take whether I wanted to give that information out or not, but let me go ahead and give you that. So, you are taking 160 that I mentioned earlier and you add 64 to it. So that is one benchmark for you in terms of running rate for 2007. The depreciation number frankly she is what’s from last year I believe and there is the step down in the depreciation over the next couple of years. So I would use a number maybe just south of 98 million for that and these are in the US dollars that I am referring now. And then incremental on that interest type, I can’t remember the number that Frank mentioned. I think he might have been a little bit high but I would give the number closer to 110, maybe slightly over 110 but not much higher. So that should help Frank and others out there they are trying to get back to the accretion calculation.

<Q — Seth Harvey>: Thanks, question just a follow-up what I heard previously, you had said or you didn’t want to answer that the Aromax is out there, is this just an asset that is potentially up for divestment?

<A>: We — yes I mean from the standpoint of its criticality to the future of Georgia Gulf its not as critical and it’s so long was actually talking to us about it, we would be open to those discussions.

<Q — Seth Harvey>: I think that’s it.

<A>: Okay.

<Q — Seth Harvey>: Thanks.

Operator:  Your next question comes from the line of Ari Hirt with Lawrence Partners.

<Q — Ari Hirt>: Yes hi, thank you. Most my questions have been asked, one question its in terms of the financing is there any — is the deal conditioned on — on receiving financing. So as the financing arrangements that are presently committed for some reason fall through, can…

<A>: We have got committed demand to that and…

<Q — Ari Hirt>: So, the deal, there are no financial conditions?

<A>: It’s just usually customary condition for example this — in terms of our financing commitment, the only kind of example of how we are — if they were doomsday scenario, the material adverse condition and as far as I remember even 9/11 didn’t affect for that. We got solid financing in place and in terms of asking you question really [indiscernible]...

<Q — Ari Hirt>: Okay, what about the — the accounting investigation, did that affect the financing?

<A — Edward Schmitt>: No, we’ve gone through that and that’s an issue all — I can’t give specific about things involved in the finance — the banks who are involved have had plenty of opportunities to do substantial things [ph].

<Q — Ari Hirt>: Okay great and then on earlier, earlier invention that you can imagine a scenario where the accounting investigation would effect a breakup, is that, is that because of the potential liability that you’ve already assumed that you think that covers that or is it because of just of the timing and the nature of the deal that, you don’t think any results of the investigation had happen prior?

<A — Edward Schmitt>: I think you need to get more specifics out investigation you are referring to because there is different loading of, probably to be more specific.

<Q — Ari Hirt>: Just referring to all the different accounting increase that are currently happening?

<A — Edward Schmitt>: Well, we are actually referring to the SEC letter they had, they had delayed their financials, but to my knowledge it is that all being good and that I wonder also with the — another one you can turn [ph].

<Q — Ari Hirt>: To Canadian?

<A — Edward Schmitt>: Yeah, okay. If you are referring really to the global issue in terms of all the different lawsuits and the related party of transactions maybe.

<Q — Ari Hirt>: Great.

<A — Edward Schmitt>: Those actions are all in the past, this straight event and they are basically behind us. And so, there is an earlier terms quantification we have a good handle on that, that’s not an issue for us going.

<Q — Ari Hirt>: Okay, great thank you.

Operator:  Next question comes form the line of Christopher Miller with JP Morgan.

<Q — Christopher Miller>: Just one quick follow-up question on the existing bonds is there any reason you are seeing the covenants that the existing Georgia Gulf bonds would have to be secured as well along with the bank that ratably bills remain unsecured.

<A>: It’s our impression at this time that they will remain unsecured. I don’t want to give a 100% answer, because we are still doing some investigation, but it’s our impression that they’ll remain unsecured.

<Q — Christopher Miller>: Okay. Thank you very much.

Operator:  Your next question comes from the line of Bill MacKenzie with TD Securities.

<Q — Bill MacKenzie>: Thank you. First question, just in terms of the breaks that you mentioned that slow relative to cement [ph] and transactions assuming number will actually will get close I was wondering could you give us how [ph] talked about works are in terms of with the numbers?

<A>: No, it’s not something that’s material factor if you are going to worry about valuing the transaction or valuing the stock of either company. So, we are not getting into that.

<Q — Bill MacKenzie>: Okay. And are there any lockup agreements that you have with any of the existing shareholders forever?

<A>: No we do not.

<Q — Bill MacKenzie>: Okay great. And then in terms of the $64 million of EBITDA improvement, I certainly we can break that down between sort of what how much of that were related to initiatives that we are currently included in existing management improvement plan versus how much of that would be from synergies that the over and above what Royal could realize as owned by combined with Georgia Gulf?  And just to clarify that 64 million, I believe you said its US dollar number.

<A>: It is US, yeah. Lets see the, that I will give it to you an order, certainly the raw materials utilization and leverage is at 15, 25%, the compound technology and resin formulation is slightly less than that maybe 18%. Then you have business, rationalization of the business portfolio is about 15%. Then you have shipping cost improvements around 11% or 12% and then consolidation of production facilities less than 10%.

<Q — Bill MacKenzie>: Okay, so it’s fair to say just going through that and certainly over half of that were our synergies that of cost savings initiatives that Royal would not have been able to realize?

<A>: That’s correct.

<Q — Bill MacKenzie>: That’s one given in the plan that management had in place?

<A>: That’s correct. And you’re — you’re hitting on a key point here. What we’ve been trying to speak to is what we know, we can do there is, there is a parallel plant going on now of what Royal management thinks they can do. But we are referring from talking about that because it’s not under our control.

<Q — Bill MacKenzie>: Okay, could you get on that point a little bit, I mean, I was wondering, you just mentioned that in earlier and you mentioned that there were certain components to management improvement plan that you guys don’t agree with us. I was wondering if you could add a little bit more color on your views on — on that?

<A>: No I am not going to get into that.

<Q — Bill MacKenzie>: Okay, all right well that’s it. Thanks.

<A>: Okay.

Operator:  Your next question comes from the line of Maryana Kushnir with Nomura Assets Management.

<Q — Maryana Kushnir>: Well hey, I have 2 questions. First would you expect the pro forma cash taxes for the company to be?  And also second, with all the litigation I understand the number of these things were — were settled but the cash perhaps still hasn’t been spend?  So, what are the expected cash outlays for the litigation?

<A — James Matthews>: Let me start by your tax question, and Ed can on the other one. First of all, all of the issues there is a lot of restructuring, a minimizing the effective fixed, has you might have imagine with a Canadian company that owns US entities and acquired by a US company. Being taxed whenever there is a repatriation of fund from the US to Canada to the US creates, that’s know in the tax jargon as the sandwich affect and so I would trust that. Other issues are relates to how best to maximize the cash credits. Any purposes I would suggest that for the moment if you are looking at an incremental effective tax rate for the incremental assets that we’re acquiring here is something in the mid-40s.

<Q — Maryana Kushnir>: Would that’s the effective tax rate how about — what percentage of that would be deferred?

<A>: I miss to say the cash tax rate.

<Q — Maryana Kushnir>: Would be mid-40?

<A>: Yes, now bare in mind that there is a lot of opportunities here in terms of net operating losses that there is about 85 net operating losses and about 18. So, without getting specific about there is — we never — the company gets acquired on how many of those NOLs can be taken in a single year. So, we are — our best to optimize that as quickly as possible. So, I guess I have to stick for right now. I don’t mean to avoid your effective or the cash tax rate but have to stick rate in the cash, and I use the number around 44, 45 for the incremental.

<A>: And with respect to cash outlay on these litigation.

<A>: We think it should be low. But let me say that Royal is handing all these litigation right now not Georgia Gulf and very uncomfortable of talking how to scoop with them in controlling this process.

<Q — Maryana Kushnir>: Okay thanks.

Operator:  Your next question comes from the line of Jeff Cianci with UBS.

<Q — Jeffrey Cianci>: Hi guys, just a follow-up, one thing maybe wasn’t that from your accretion calculation simply put what is your outlook for the business in ‘07?  Do you have sales rising in a normalized rate?  Do you have sales where they are today?  Do you have resin prices flat?  And surely, some of that must go into your thinking when you do the calculation?

<A>: One minute.

<Q — Jeffrey Cianci>: Okay.

<A>: We have sales flat, combined sales flat.

<Q — Jeffrey Cianci>: Okay. And resin margins?

<A — James Matthews>: I don’t — I don’t know Ed that we want to get into that kind of lead. Obviously, we’ve given a lot of thoughts on this and have a lot of detail here. But yet realize there is a lot of constituents on the phone call including suppliers and customers and competitors and we would prefer not to get into that — that — that level of detail.

<Q — Jeffrey Cianci>: Yeah.

<A — James Matthews>: And remember the value that we are going to bring forth in this one plus one is equal more than two is in the management of the company with respect to costs and so on. So, only a fraction of it is going to be affected by resin prices and things that you used to get a basic review from in Georgia Gulf previous conference calls.

<Q — Jeffrey Cianci>: Thanks.

<A — James Matthews>: Okay.

Operator:  Your next question comes from the line of Michael Emerald with Longfellow Investment.

<Q — Michael Emerald>: Specifically, is there a condition that says anything about the investigations have to give result to certain way?

<A — James Matthews>: No.

<Q — Michael Emerald>: And next question, I think the agreements that that we — the press release mentioned shareholders spoke in July, I think you said you’ll expect to close in Septemberish [ph]. Where is the delay, what needs to be done?

<A — James Matthews>: Well as Ed mentioned earlier, we will close as early as permitted. There is a number of regulatory steps that have to be jumped through here in terms of Investment Canada, Hart-Scott-Rodino and so forth. So, it’s possible that we can close earlier. So we are trying to get ourselves a little bit efficient here.

<Q — Michael Emerald>: Okay. Well my experience with those regulators that you mentioned is they — they shouldn’t take as long as devote itself. So if you got Investment Canada or Competition Canada, or Hart-Scott-Rodino, then would you expect to close shortly after the meeting?

<A — James Matthews>: Its — we don’t want to — we won’t address that’s a little a bully way here. But yeah we have got Hart-Scott-Rodino but Canada Competition Act, Canada Investment Act and shareholder vote and like we say, if those things get done earlier then there is the possibility of closing earlier.

<Q — Michael Emerald>: And is — does any financing need to be done following the shareholders vote of can it all be put in place beforehand?

<A>: We are maintaining our flexibility on that issue. As you probably know, there is better client in the market than others to go to the market. So, we are maintaining our flexibility on that.

<Q — Michael Emerald>: Okay, and also I take it you are going to do a road show?

<A>: There will be a road show, yes.

<Q — Michael Emerald>: Okay, thank you very much.

<A>: Okay.

<Q — Michael Emerald>: Bye.

Operator:  Your next question comes from the line Shay D’souza [ph] with Blackmont Capital.

<Q>: Oh, actually my questions were again to do with the share lockup, the break fee, and I think they are already answered and again on the close as well. Thank you.

<A>: Thank you.

Operator:  Your next question comes from the line of Richard O’Reilly with Standard & Poor’s.

<Q — Richard O’Reilly>: Hi, good afternoon gentlemen. I hate to ask Jim this question again but I was confused by your EBITDA margin, the 7.3% number, I am trying to look their annual report and I just don’t see that type of calculation?

<A — James Matthews>: Actually I don’t think I quoted, I think Ed might have quoted in…

<Q — Richard O’Reilly>: Okay.

<A — James Matthews>: Ed, if you want to pull nose down.

<A — Edward Schmitt>: Just a second, and I say 7.3?

<Q — Richard O’Reilly>: I see a $73 million number?

<A — James Matthews>: That was there, okay, it was not their percentage it was their operating margin. That’s absolute dollars. So, 73.292 Canadian.

<Q — Richard O’Reilly>: Is there EBITDA?

<A — James Matthews>: That wouldn’t be basically their EBITDA for 2005.

<Q — Richard O’Reilly>: Right, okay.

<A — James Matthews>: Any normalized we talk in terms of a number of roughly $120 million that you cap on top of that.

<Q — Richard O’Reilly>: Okay, fine. I don’t — I see it different. I see them referring them to a slightly smaller number, I believe, but do you think…

<A — James Matthews>: I am looking at bid Annual Report and for the 12-month ended December 31st, 2005 their operating margin was 73.292 million.

<Q — Richard O’Reilly>: Right, okay. Okay, and you think that’s after one-time unusual of 120 million?

<A — James Matthews>: Yes.

<Q — Richard O’Reilly>: Okay, fine. Now I understand. Okay, thank you.

<A — James Matthews>: Thank you.

Operator:  At this time, the Q&A session has now ended. Thank you for participating in today’s Georgia Gulf conference call. This call will be available for replay beginning 2:00 PM Eastern Time today through 11:59 PM Eastern Time on June 23rd, 2006. The conference ID number for the replay is 1532033. Again the conference ID number for the replay is 1532033. The number to dial-in for the replay is 1800-642-1687 or 706-645-9291.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of CallStreet, LLC. CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted CallStreet, LLC 2004. CallStreet and CallStreet, LLC are trademarks and service marks of CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.